CONNER & WINTERS, P.L.L.C.
LAWYERS

100 WEST CENTER
SUITE 200
FAYETTEVILLE, ARKANSAS 72701
(479) 582-5711
FAX (479) 587-1426

December 29, 2004

Southwestern Energy Company
2350 N. Sam Houston Parkway East
Suite 300
Houston, TX 77032

            Re: Registration Statement on Form S-8

Ladies and Gentlemen:

            We have acted as counsel to Southwestern Energy Company, an Arkansas corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of the Registration Statement on Form S-8 (the "Registration Statement") relating to an aggregate of up to 2,100,000 shares of the common stock, par value $0.10 per share, of the Company (the "Shares") which may be issued from time to time pursuant to the Company's 2004 Stock Incentive Plan (the "Plan").

            In rendering the following opinion, we have examined the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In this connection, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We have also assumed that the consideration to be received by the Company for each of the Shares upon issuance will equal or exceed the par value per share of the common stock of the Company.

            Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plan and the applicable authorized forms of agreement thereunder, will be validly issued, fully paid and nonassessable.

            We are members of the bar of the State of Arkansas. Our opinion expressed above is limited to the laws of the State of Arkansas and the federal laws of the United States of America, and we do not express any opinion herein concerning the laws of any other jurisdiction.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in a category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Conner & Winters, P.L.L.C.